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Exhibit 99.1

CHATTEM, INC. REPORTS 2003 SECOND QUARTER EARNINGS UP 31%;
REVISES EARNINGS GUIDANCE UPWARD FOR FISCAL 2003

        Chattanooga, Tenn.—June 19, 2003—Chattem, Inc.    (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, announced today financial results for the fiscal second quarter ended May 31, 2003.

        Total revenues for the quarter were $63.6 million, operating income was $17.0 million and income before accounting change was $7.5 million, representing increases of 8%, 18% and 33%, respectively, over the corresponding year-ago period results. Earnings per share for the fiscal 2003 second quarter were $.38, a 31% increase over the second quarter of fiscal 2002 earnings per share. Earnings per share for the quarter also exceeded the Company's prior estimate of $.34-.36 per share and the analysts' consensus estimate of $.35.

        For the first six months of fiscal 2003, total revenues were $122.1 million, operating income was $29.5 million and income before accounting change was $12.1 million, or $.61 per share, representing increases over the corresponding year-ago periods of 14%, 29% and 51%, respectively.

        The 8% increase in total revenues for the second fiscal quarter of 2003 over the second quarter of 2002 was led by Selsun blue®, Gold Bond®, pHisoderm®, NewPhase® and the Company's seasonal brands, Bull Frog®, Sun-In® and Ultra Swim®. Domestic net sales of Selsun blue increased 57% over the corresponding year-ago period (when the brand was owned two months by Chattem and one month by Abbott Laboratories), driven by a strong advertising campaign and increased distribution. Net sales of the Gold Bond franchise were up 11% led by the shipment of three new items and the continuing strength of the foot care portion of the business. pHisoderm's net sales increased 24%, driven by the continuing strength of new acne items launched last year. NewPhase, a phytoestrogen menopausal supplement launched in 2000, experienced a net sales increase of 163%. Finally, net sales of Chattem's seasonal brands increased 13%, due principally to strong display sales and distribution gains.

        Offsetting these sales increases were year-over-year sales declines in Chattem's topical analgesic portfolio (Icy Hot®, Flex-All®, Aspercreme®, Sportscreme®, Capsazin-P®, Capsazin-HP® and Arthritis Hot®), Dexatrim® and the Company's menstrual brands, Pamprin® and Premsyn®. While Icy Hot sales were up modestly in the quarter, sales of the balance of the portfolio were flat to down. Chattem began shipping the Icy Hot Back Patch® late in the second fiscal quarter and will begin supporting this new item during the third quarter with media and a nationally distributed coupon, both featuring Shaquille O'Neal. The Company anticipates that sales of this item will lead to more favorable second half comparisons for the topical analgesics. Dexatrim continues to suffer from a weak diet pill category, while the menstrual brands have been impacted by strong competition.

        International total revenues for the second quarter of 2003 increased 43% over the prior year comparable period, due principally to sales of Selsun blue.

        Abbott Laboratories, from whom the Company acquired Selsun blue on March 28, 2002 for $75 million plus $1.4 million in inventories, is manufacturing and selling the product for Chattem during a transition period, and paying Chattem an initial royalty of 28% on international sales, reducing to 14% in certain countries if local regulatory requirements are satisfied prior to the Company's assumption of sales and marketing responsibility in such countries. As the Company takes over responsibility for the sales and marketing effort in a foreign country, the royalty arrangement with respect to such country will terminate and Chattem will record the international sales resulting in an increase in net sales but with no material impact to net income.

        Chattem enjoyed excellent margins in the second fiscal quarter. Gross margin based on total revenues was 72.2%, due principally to the substantial completion of the integration of Selsun blue domestic manufacturing into the Company's facilities. Selling, general and administrative expense (S,G &A) as a percentage of total revenues was 16.3%, due primarily to the success of a number of cost containment programs. Advertising and promotion as a percentage of total revenue was 29.1%. For the first six months of fiscal 2003, gross margin, SG&A and advertising and promotion as a percentage of total revenues were 71.0%, 16.6% and 30.3%, respectively.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second fiscal quarter of 2003 was $18.0 million (see the reconciliation of EBITDA to income before accounting change in Chattem's unaudited consolidated statements of income attached hereto). EBITDA for the first six months of fiscal 2003 was $31.7 million.

        At the end of the second fiscal quarter of 2003, Chattem's net debt (long-term debt less cash) was reduced to $202.5 million from $208.8 million at the end of the 2002 fiscal year. The Company prepaid $5.0 million of its term debt during its fiscal 2003 second quarter.

        During the second quarter Chattem repurchased 169,800 shares of its common stock at an average price of $13.67. A total of approximately $6.1 million remains available under the Company's $10 million board stock repurchase authorization. The Company intends to continue to purchase its shares when it believes the shares are undervalued.

        For the 2003 fiscal year, Chattem now expects total revenues of $238-243 million. The Company further estimates its earnings per share for the year to be $1.17-1.22. The Company's previous estimate had been for earnings per share of $1.10-1.15 for the 2003 fiscal year. The Company's expectations and estimates are subject to risks, uncertainties and assumptions, including those summarized in paragraph 14 below or included in filings with the Securities and Exchange Commission. Full fiscal year projected results may not equal the sum of quarterly projections due to rounding, and in the case of EPS, variations in share count.

        Chattem also announced it has entered into an agreement to amend its senior credit facility to increase the revolving line of credit from $15 million to $50 million, eliminate the term loan feature of the facility and modify certain other terms and conditions. The existing term loan had an outstanding balance at the end of the second fiscal quarter of $11.8 million, which amount will initially be outstanding under the new $50 million revolving credit facility, leaving an initial amount available for borrowing of $38.2 million. The Company stated that the amended senior credit facility, together with its strong cash flow from operations, will allow it greater financial flexibility to fund potential acquisitions and repurchase the Company's stock and senior subordinated notes, and should also reduce the amount of interest payable annually. The senior credit facility is led by Bank of America.

        Paragraphs 5, 11, 12 and 13 above of this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The forward-looking statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections for the Company. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligations to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. The risks, uncertainties and assumptions of the forward-looking statements include, but are not limited to existing and possible additional future product liability claims relating to the prior existence of PPA in Dexatrim; the possible effect of the negative public perception resulting from product liability claims on sales of Dexatrim products without PPA; the lack of availability, limits of coverage and expense related to product liability insurance; the reduction of available insurance coverage as proceeds are used to fund any product liability settlements or awards; the possibility of other product liability claims, including claims relating to the prior existence of ephedrine in Dexatrim products; the ability of the Company to fund liabilities from product liability claims greater than its insurance coverage or outside the scope of insurance coverage; the impact of brand acquisitions and divestitures; the impact of gains or losses resulting from product acquisitions or divestitures; product demand and market acceptance risks; product development risks, such as delays or difficulties in developing, producing and marketing new products or line extensions; the impact of competitive products, pricing and advertising; the Company's ability to sell and market Selsun blue internationally where it has only limited experience and infrastructure; constraints resulting from the financial condition of the Company, including the degree to which the Company is leveraged, debt service requirements and restrictions under indentures and loan agreements; government regulations; risks of loss of material customers; public perception regarding the Company's products; dependence on third party manufacturers; environmental matters; and other risks described in the Company's Securities and Exchange Commission filings.

        Chattem will provide an online Web simulcast and rebroadcast of its second fiscal quarter 2003 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com on Friday, June 20 beginning at 8:30 a.m. EDT. The online replay will follow shortly after the call and be available through July 20, 2003. Please note Webcast requires Windows Media Player.

CHATTEM, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended May 31,		For the Six Months Ended May 31,
	2003	2002	2003	2002
NET SALES	$63,269	$57,746	$121,394	$106,160
Royalty Income	364	926	664	926

Total Revenue	63,633	58,672	122,058	107,086
COSTS AND EXPENSES:
Cost of sales	17,713	16,686	35,404	31,147
Advertising and promotion	18,529	18,095	36,934	33,969
Selling, general and administrative	10,397	9,539	20,211	19,076

Total costs and expenses	46,639	44,320	92,549	84,192

INCOME FROM OPERATIONS	16,994	14,352	29,509	22,894

OTHER INCOME (EXPENSE):
Interest expense	(5,227)	(5,303)	(10,374)	(10,144)
Investment and other income, net	53	58	87	164

Total other expense	(5,174)	(5,245)	(10,287)	(9,980)

Income before income taxes and accounting change	11,820	9,107	19,222	12,914
Provision for income taxes	(4,299)	(3,472)	(7,112)	(4,907)

Income before accounting change	7,521	5,635	12,110	8,007
Cumulative effect of change in accounting principle, net of taxes	—	—	—	(8,877)

NET INCOME (LOSS)	$7,521	$5,635	$12,110	$(870)

Diluted shares outstanding	19,751	19,329	19,966	18,919

NET INCOME (LOSS) PER COMMON SHARE (DILUTED):
Income before accounting change	$0.38	$0.29	$0.61	$0.42
Accounting change	$—	$—	$—	$(0.47)

Net income (loss) per common share	$0.38	$0.29	$0.61	$(0.05)

EBITDA:
Income before accounting change	$7,521	$5,635	$12,110	$8,007
Add: Provision for income taxes	4,299	3,472	7,112	4,907
Interest expense,net	5,174	5,245	10,287	9,980
Depreciation and amortization (excluding amounts included in interest)	1,018	1,034	2,152	2,029

EBITDA	$18,012	$15,386	$31,661	$24,923

EBITDA margin	28.3%	26.2%	25.9%	23.3%
Depreciation & amortization	$1,522	$1,338	$3,021	$2,601
Capital expenditures	$1,102	$1,538	$2,566	$2,048
BALANCE SHEET DATA:
Cash and cash equivalents	$13,961	$17,779
Accounts receivable	$32,197	$30,765
Inventories	$20,417	$15,130
Accounts payable	$10,120	$9,119
Senior bank debt	$11,750	$38,500
Subordinated debt	204,692	204,724

Total debt	$216,442	$243,224

Shareholders' equity	$84,039	$60,377
Total assets	$361,606	$356,451

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions including, but not limited to, those described in Paragraphs 5, 11, 12 and 13 of this press release.

Contacts:	Earnings Release:
	•	Alec Taylor President & Chief Operating Officer 423-821-2037, ext. 3281
	•	Rick Moss VP—Finance/CFO 423-821-2037, ext. 3278
Investor Relations:
	•	Tammy Nichols 423-821-2037, ext. 3209

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  Exhibit 99.1
CHATTEM, INC. REPORTS 2003 SECOND QUARTER EARNINGS UP 31%; REVISES EARNINGS GUIDANCE UPWARD FOR FISCAL 2003
CHATTEM, INC. CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share amounts) (Unaudited)